Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2025, with respect to the consolidated financial statements included in the Annual Report of Proficient Auto Logistics, Inc. on Form 10-K for the year ended December 31, 2024.  We consent to the incorporation by reference of said report in the Registration Statement of Proficient Auto Logistics, Inc. on Form S-8 (File No. 333-279346).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

March 28, 2025